January 2008 Pricing Sheet dated January 24, 2008 relating to Preliminary Pricing Supplement No. 470 dated December 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)
PRICING TERMS– JANUARY 24, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$9,920,000
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	January 24, 2008
Original issue date:	January 31, 2008 (5 business days after the pricing date)
Maturity date:	July 30, 2009
Interest:	None
Payment at maturity:
If the final exchange rate is less than the initial exchange rate,
$1,000 + enhanced downside payment
If the final exchange rate is greater than or equal to the initial exchange rate,
$1,000 – upside reduction amount.
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the securities pay less than the minimum payment at maturity of $700 per security.

Enhanced downside payment:	$1,000 x exchange rate percent decrease x leverage factor
Exchange rate percent decrease:	1 – (final exchange rate / initial exchange rate)
Leverage factor:	145%
Upside reduction amount:	$1,000 x [(final exchange rate / initial exchange rate) – 1]
Minimum payment at maturity:	$700 (70% of the stated principal amount)
Initial exchange rate:	1.47125, the exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	On any day, the Eurozone euro/U.S. dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	July 21, 2009
CUSIP:	6174462L2
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	100%	1.75%	98.25%
Total	$9,920,000	$173,600	$9,746,400

(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)   For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 470 dated December 26, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006
H

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.